AGREEMENT OF PURCHASE AND SALE
                 AND JOINT ESCROW INSTRUCTIONS


                            between

                     FLAGS INVESTMENT INC.,
                    a California corporation
                           as Seller

                              and

               ARDEN REALTY LIMITED PARTNERSHIP,
                 a Maryland limited partnership

                            as Buyer

                       TABLE OF CONTENTS


                                                             Page

1.    DEFINITIONS                                               1
      1.1   "Appurtenances                                      1
      1.2   "Assignment and Assumption of Leases                1
      1.3   "Assignment of Intangible Property                  1
      1.4   "Bill of Sale                                       2
      1.5   "Business Day(s)"                                   2
      1.6   "Closing                                            2
      1.7   "Closing Date                                       2
      1.8   "Code                                               2
      1.9   "Deed                                               2
      1.10  "Deposit                                            2
      1.11  "Due Diligence Period                               2
      1.12  "Escrow Holder                                      2
      1.13  "Fixtures                                           2
      1.14  "Governmental Regulations                           3
      1.15  "Hazardous Materials                                3
      1.16  "Intangible Property"                               3
      1.17  "Intellectual Property"                             3
      1.18  "Land                                               3
      1.19  "Leases                                             4
      1.20  "Licenses and Permits                               4
      1.21  "Notice To Tenants                                  4
      1.22  "Personal Property                                  4
      1.23  "Property"                                          4
      1.24  "Purchase Price                                     4
      1.25  "Real Property                                      4
      1.26  "Records and Plans                                  4
      1.27  "Schedule of Tenant Improvement
            Allowances and Commissions"                         4
      1.28  "Service Contracts                                  4
      1.29  "Tenant Estoppels                                   5
      1.30  "Title Company                                      5
      1.31  "Title Policy                                       5
      1.32  "Transfer Documents"                                5
      1.33  "Transferor's Certificate                           5
      1.34  "Warranties                                         5

2.    ESCROW                                                    5

3.    AGREEMENT TO SELL; PURCHASE PRICE                         5
      3.1   Deposit                                             6
      3.2   Balance of Purchase Price                           6

4.    DELIVERIES AT CLOSING; CLOSING PROCEDURES                 6
      4.1   By Seller                                           6
      4.2   By Buyer                                            7
      4.3   By Buyer and Seller                                 7
      4.4   Closing Procedures                                  7

5.    REPRESENTATIONS AND WARRANTIES                            8
      5.1   Seller's Representations and Warranties.            8
      5.2   Buyer's Representations and Warranties.            10

6.    SELLER'S OBLIGATIONS                                     10
      6.1   Further Liens and Encumbrances                     10
      6.2   Leases; Other Contracts; Interim
            Activities                                         11
      6.3   Property Management and Operation                  11
      6.4   Cooperation with Representatives                   11
      6.5   No Removal of Personal Property                    11
      6.6   Obtaining Estoppels and Consents                   11
      6.7   Service Contracts                                  12
      6.8   Post-Closing Financial Records                     12
      6.9   Audit Rights                                       12
      6.10  Management and Listing Agreements                  13
      6.11  Other Obligations                                  13

7.    TITLE TO REAL PROPERTY                                   13

8.    CONDITIONS PRECEDENT/CONCURRENT TO CLOSING; CLOSING
      DATE                                                     13
      8.1   Buyer's Conditions                                 13
            8.1.1 Representations, Warranties
                  and Covenants of Seller                      13
            8.1.2 Seller's Deliveries                          14
            8.1.3 No Material Changes                          14
            8.1.4 Delivery of Pre-Closing
                  Documents and Agreements                     14
            8.1.5 Title Insurance                              14
            8.1.6 Due Diligence Approval                       14

9.    DUE DILIGENCE PERIOD                                     14
      9.1   Matters To Be Reviewed                             14
            9.1.1 Title                                        15
            9.1.2 Inspections and Studies                      16
      9.2   Indemnity                                          17
      9.3   Insurance                                          18
      9.4   Return of Documents                                18
      9.5   Notice of Objections                               18

10.   PRORATIONS                                               18
      10.1  Current Rent                                       18
      10.2  Rent Arrears                                       18
      10.3  Tenant Improvement Allowances and
            Brokerage Commissions                              19
      10.4  Security Deposits                                  19
      10.5  Other Prorations                                   19
      10.6  Preliminary Closing Adjustment                     20
      10.7  Post-Closing Reconciliation                        20
      10.8  Survival                                           20

11.   COSTS AND EXPENSES                                       20
      11.1  Closing Costs                                      20
      11.2  Delivery of Possession                             20

12.   AS-IS                                                    20

13.   CONDEMNATION AND DESTRUCTION                             21
      13.1  Eminent Domain or Taking                           21
      13.2  Damage or Destruction                              22

14.   REMEDIES                                                 23
      14.1  Buyer's Remedies                                   23
      14.2  Seller's Remedies                                  24

15.   BROKERAGE COMMISSIONS                                    25

16.   NOTICE                                                   25

17.   MISCELLANEOUS                                            26
      17.1  Survival                                           26
      17.2  No Recording.                                      26
      17.3  Parties in Interest                                26
      17.4  Section Headings                                   26
      17.5  No Oral Modifications                              26
      17.6  Full Integration                                   26
      17.7  Binding Effect                                     27
      17.8  Seller's Advice of Counsel                         27
      17.9  Attorneys' Fees                                    27
      17.10 Governing Law                                      27
      17.11 Confidentiality                                    27
      17.12 Captions                                           28
      17.13 Severability                                       28
      17.14 Time of the Essence                                28
      17.15 Non-Waiver                                         28
      17.16 Facsimile                                          28
      17.17 Further Assurances                                 28
      17.18 Counterparts                                       28
      17.20                                  WAIVER OF JURY TRIAL  28
      17.21                                  1721 ''1031 Exchange  28
      17.22                                           Arbitration  29





                 AGREEMENT OF PURCHASE AND SALE
                 AND JOINT ESCROW INSTRUCTIONS


          THIS AGREEMENT OF PURCHASE AND SALE AND JOINT ESCROW INSTRUCTIONS ("Agreement") dated as of the 11th day of March 1998, is by and between Flags Investment Inc., a California corporation ("Seller"), and Arden Realty Limited Partnership, a Maryland limited partnership ("Buyer"). Capitalized terms used in the Recitals below, not otherwise defined therein, shall have the meanings ascribed to them in Section 1 of this Agreement.


                        R E C I T A L S

          WHEREAS, this Agreement is made and entered into with reference to the following facts:

          WHEREAS, Seller is the owner of the Property.

          WHEREAS, Buyer desires to purchase, and Seller desires to sell, the Property on the terms and conditions set forth in this Agreement.


                       A G R E E M E N T

          NOW, THEREFORE, in consideration of the foregoing recitals, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

          1. DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

               1.1 "Appurtenances" means all rights, privileges and easements appurtenant to the Land, including, without limitation, all minerals, oil, gas and other hydrocarbon sub stances in, on and under the Land, as well as all development rights, air rights, water, water rights and water stock relating to the Land and any other easements appurtenant to the Land.

               1.2 "Assignment and Assumption of Leases" means the Assignment and Assumption of Leases, to be duly executed and delivered by Seller and Buyer in accordance with Sections 4.1 and
4.2 of this Agreement. The Assignment and Assumption of Leases shall be in the form of, and upon the terms contained in, Exhibit "C".

               1.3  "Assignment of Intangible Property" means the
Assignment of Intangible Property, to be duly executed and delivered by Seller and Buyer in accordance with Sections 4.1 and
4.2 of this Agreement. The Assignment of Intangible Property shall be in the form of, and upon the terms contained in, Exhibit "B".

               1.4 "Bill of Sale" means the Bill of Sale, to be duly executed and delivered by Seller in accordance with
Section 4.1 of this Agreement, conveying to Buyer all of the Personal Property. The Bill of Sale shall be in the form of, and upon the terms contained in, Exhibit "D".

               1.5 "Business Day(s)" or "business day(s)" means a day when Escrow Holder is open for business.

               1.6  "Closing" means the consummation of the
conveyances of the Property (including the recording of the Deed), the Leases and the other transactions contemplated under this Agreement, all of which shall occur on or before the Closing Date.

               1.7 "Closing Date" means March 31, 1998, unless otherwise mutually agreed to in writing by Buyer and Seller or extended pursuant to the terms of this Agreement.

               1.8  "Code" means the United States Internal
Revenue Code of 1986, as amended.

               1.9  "Deed" means the Grant Deed, to be duly
executed, acknowledged and delivered in recordable form by Seller in accordance with Section 4.1 of this Agreement conveying to Buyer good and marketable fee simple title to the Real Property. The Deed shall be in the form of, and upon the terms contained in, Exhibit "E".

               1.10 "Deposit" means the sum of One Hundred
Thousand Dollars ($100,000.00) to be delivered to Escrow Holder within two (2) business days after the mutual execution of this Agreement by Buyer and Seller and delivery of the same to Escrow Holder in accordance with Section 3.1 of this Agreement.

               1.11 "Due Diligence Period" means the period commencing on the date this Agreement is executed and delivered by both Buyer and Seller and ending at 6:00 p.m. (California time) on March 30, 1998.

               1.12 "Escrow Holder" means Chicago Title Company,
700 South Flower Street, Suite 900, Los Angeles, CA  90017, Attn:
Amy Hiraheta; Escrow No. 7135783X70.

               1.13 "Fixtures" means all fixtures placed on, attached to, or located at and used in connection with the operation of, the Land and which are owned by Seller.

               1.14 "Governmental Regulations" means any local, state, and federal laws, ordinances, rules, requirements, resolutions, policy statements and regulations (including, with out limitation, those relating to land use, subdivision, zoning, environmental, labor relations, notification of sale to employer, Hazardous Materials, occupational health and safety, water, earthquake hazard reduction and building and fire codes) bearing on the construction, development, alteration, rehabilitation, maintenance, use, operation, or sale of the Property.

               1.15 "Hazardous Materials" means any hazardous or toxic substance, material or waste which is or becomes regulated by any local governmental authority, any agency of the State of California or any agency of the United States Government. The term "Hazardous Materials" includes, without limitation, any material or substance which (a) contains petroleum or any petroleum by-products, (b) contains asbestos, (c) contains urea formaldehyde foam insulation, (d) is designated as a "hazardous substance" pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. ' 1317), (e) is defined as a "hazardous waste" pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. ' 6901 (42 U.S.C.
' 6903), or (f) is defined as a "hazardous substance" pursuant to
Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ' 9601 (42 U.S.C.
' 9601). Each reference to a statute or law in this definition shall be deemed to include any amendments thereto which are enacted from time to time.

               1.16 "Intangible Property" means all of Seller's right, title and interest in and to any and all intangible personal property now and through the Closing Date owned by Seller and used in connection with the ownership, construction, development, use and/or operation of the Real Property and/or Personal Property, including, without limitation, all trade names of the Real Property, any and all claims and causes of action (but excluding any counterclaims that Seller may have under those matters which Seller is indemnifying Buyer against under this Agreement and any agreement which is attached as an Exhibit hereto), the Service Contracts (to the extent approved in writing by Buyer), the Licenses and Permits, the Intellectual Property and the Records and Plans and the Warranties.

               1.17 "Intellectual Property" means any and all intellectual property owned by Seller or licensed to Seller and used in connection with the ownership, use and/or operation of the Real Property and/or Personal Property, including, without limitation, trade names, logos, derivations, slogans and other marks owned or used by or licensed to Seller and associated with the Real Property and/or Personal Property.

               1.18 "Land" means the real property located at 11075 Santa Monica Boulevard, Los Angeles, California, as legally described in Exhibit "A".

               1.19 "Leases" means the existing leases relating to the Real Property, which Leases are listed on Exhibit "F".

               1.20 "Licenses and Permits" means all of Seller's right, title, interests, privileges, benefits and remedies in, to and under all authorizations, approvals, permits, certificates of occupancy, licenses, agreements, variances, tentative maps, final maps, plans and specifications and land use entitlements held by Seller and/or relating to the construction, reconstruction, occupancy, operation or use of any part of the Real Property or Personal Property (e.g., all building permits and certificates of occupancy).

               1.21 "Notice To Tenants" means the notice from Seller to the tenants under the Leases whereby such tenants are notified that the Property has been transferred by Seller to Buyer and instructing the tenants to pay any and all rents and other sums payable under the Leases from and after the Closing directly to Buyer or as otherwise directed by Buyer, in the form of Exhibit "G".

               1.22 "Personal Property" means all personal property of Seller located on or in or used in connection with the Real Property.

               1.23 "Property" means the Real Property, the
Personal Property and the Intangible Property.

               1.24 "Purchase Price" means the sum of Four
Million Nine Hundred Thousand Dollars ($4,900,000).

               1.25 "Real Property" means the Land, the improvements situated on the Land, the Fixtures and the Appurten ances.

               1.26 "Records and Plans" means (a) all books and records maintained in connection with the ownership, development, construction, maintenance or operation of the Property, (b) all preliminary, final and "as-built" plans and specifications respecting the Real Property, and (c) all physical, structural and environmental reviews, architectural drawings, and engineering, soil, seismic, geologic and architectural reports, studies and certificates and other documents pertaining to the Real Property which are within the possession of, under the control of, or reasonably available to Seller.

               1.27      "Schedule of Tenant Improvement
Allowances and Commissions" means the schedule of unpaid tenant improvement allowances and brokerage commissions for Leases entered into prior to the date of this Agreement, which Schedule is attached hereto as Exhibit "L"."

               1.28 "Service Contracts" means any and all management agreements, service contracts, brokerage agreements, art contracts, landscaping contracts, equipment leases, maintenance agreements and all other contracts for the provision of labor, services, materials or supplies to or for the benefit of the Real Property, together with all supplements, amendments and modifications thereto, including without limitation those documents which are set forth on Exhibit "H" attached to this Agreement.

               1.29 "Tenant Estoppels" means the written statements in the form of, and upon the terms contained in, Exhibit "I", in favor of Buyer from the tenants which are parties to the Leases, dated not earlier than fifteen (15) days prior to the Closing Date.

               1.30 "Title Company" means Chicago Title Company,
700 South Flower Street, Suite 920, Los Angeles, CA  90017, Attn:
Mike Kovacs; Title Order No. 7135783X52.

               1.31 "Title Policy" means an ALTA owner's title policy (Form B-1970) issued by the Title Company for the benefit of Buyer, which Title Policy shall have a liability limit in the amount of the Purchase Price, shall include those endorsements requested by Buyer and shall show only those matters which constitute Permitted Exceptions (defined below).

               1.32      "Transfer Documents" means the Deed,
Bill of Sale, Assignment of Intangible Property and Assignment and Assumption of Leases.

               1.33 "Transferor's Certificate" means the certificate, to be duly executed by Seller under penalty of perjury and delivered by Seller in accordance with Section 4.1 of this Agreement, certifying that Seller is not a "foreign person" in accordance with the provisions of Section 1445 of the Code and any similar provisions of applicable state law. The Transferor's Certificate shall be in the form of, and upon the terms contained in, Exhibit "J".

               1.34 "Warranties" means all third party warranties and guarantees relating to the Property which are set forth on Exhibit "M".

          2. ESCROW. The purchase and sale of the Property shall be consummated through an escrow at Escrow Holder. As soon as reasonably practicable following the mutual execution of this Agreement, but in no event later than three (3) days after the date of this Agreement, the parties shall deliver to Escrow Holder a fully executed counterpart of this Agreement, which shall constitute its escrow instructions. The parties shall execute such additional escrow instructions, not inconsistent with this Agreement, as Escrow Holder shall deem reasonably necessary for its protection. In the event of any conflict between this Agreement and any additional escrow instructions, the terms of this Agreement shall govern.

          3. AGREEMENT TO SELL; PURCHASE PRICE. Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Property in accordance with the terms, and subject to the conditions, of this Agreement. The Purchase Price for the Property will be paid as follows:

               3.1 Deposit. Within two (2) business days after the execution of this Agreement by Buyer and Seller and delivery of the same to Escrow Holder, Buyer will deliver the Deposit to Escrow Holder to hold in trust. Escrow Holder will invest the Deposit in an interest bearing account with a responsible federally-insured institutional lender approved by Buyer and Seller, and interest will be for the account of Buyer except as otherwise provided in this Agreement and will be credited against the Purchase Price at Closing. The Deposit shall be fully refundable to Buyer until the expiration of the Due Diligence Period.

               3.2  Balance of Purchase Price.  The entire
balance of the Purchase Price (after taking into account the adjustments described in Sections 10 and 11), shall be paid to Seller, in immediately available funds, through Escrow Holder, at Closing.

          4. DELIVERIES AT CLOSING; CLOSING PROCEDURES. The Closing will take place on the Closing Date. Buyer may elect to close escrow on an earlier date by giving written notice to Seller and Escrow Holder of its intent to close escrow earlier at least five (5) business days in advance of such earlier date, and upon Seller's receipt of such notice, the earlier date shall become the new Closing Date.

               4.1 By Seller. At least one (1) business day prior to the Closing, Seller shall deliver or cause to be delivered to Escrow Holder (unless otherwise indicated) the following items, duly executed and, where appropriate, acknowledged by Seller:

                    4.1.1 The Deed.

                    4.1.2 Two (2) originals of the Bill of Sale.

                    4.1.3 Two (2) original counterparts of the Assignment of Intangible Property.

                    4.1.4 Two (2) original counterparts of the Assignment and Assumption of Leases.

                    4.1.5 Two (2) originals of the Transferor's
Certificate.

                    4.1.6       Originals of the Tenant Estoppels
(to be delivered directly to Buyer).

                    4.1.7       Evidence reasonably satisfactory
to Buyer of the termination of any property management agreement and brokerage listing agreement for the Property as provided in
Section 6.10 hereof.

                    4.1.8 All such further confirmations,
satisfactions, releases, approvals, consents and any and all such further instruments as may be reasonably necessary, appropriate, expedient or proper in the reasonable opinion of Title Company in order to issue the Title Policy.

               4.2 By Buyer. At least one (1) business day prior to the Closing, Buyer will deliver or cause to be delivered to Escrow Holder or the Seller the following items, duly executed and, where appropriate, acknowledged by Buyer:

                    4.2.1 The net balance of the Purchase Price, to be paid in accordance with Sections 3.2 of this Agreement, after deducting both the Deposit plus any interest accrued thereon and after taking into account the adjustments and cost allocations in accordance with Sections 10 and 11.

                    4.2.2       Two (2) counterparts of the
Assignment of Intangible Property and the Assignment and Assumption of Leases.

               4.3 By Buyer and Seller. At the Closing, Seller will deliver to all of the tenants of the Property the Notice to Tenants. Buyer and Seller will furthermore each deposit such other instruments consistent with this Agreement as are reasonably required to effectuate the transactions contemplated under this Agreement.

               4.4 Closing Procedures. Provided that Escrow Holder has received the documents and funds described in Sections 4.1 and 4.2 above and has not received notice from any party hereto either that an agreement of another party hereunder has not been performed, that a condition set forth herein has not been satisfied or waived or that this Agreement has terminated (by its terms or by an election duly made hereunder), and further provided that the Title Company has delivered to Buyer an unconditional (or, if there are any conditions, Seller has provided Buyer and Title Company with reasonable assurances that such conditions will be satisfied and eliminated on or before the Closing Date) commitment to issue the Title Policy, Escrow Holder is authorized and instructed at 8:00 a.m. on the Closing Date to:

                    4.4.1 Record the Deed with the County
Recorder of Los Angeles County, California.

                    4.4.2       Cause the Title Policy to be
issued by the Title Company.

                    4.4.3 Deliver to Buyer:  Originals of the
Assignment and Assumption of Leases, the Assignment of Intangible Property, the Bill of Sale, the Transferor's Certificate, all documents and items required to be delivered by Seller pursuant to Sections 4.1 and 8.1.4 or any other provision of this Agreement, not otherwise previously delivered directly to Buyer, all other items deposited by Seller with Escrow Holder pertaining to the Property, and any funds deposited by Buyer in excess of the amount to be paid by Buyer under the terms of this Agreement.

                    4.4.4 Deliver to Seller: the Purchase Price after taking into account the adjustments and cost allocations in accordance with Sections 10 and 11, original counterparts of the Assignment and Assumption of Leases and the Assignment of Intangible Property and any other document deposited by Buyer with Escrow Holder for delivery to Seller at the Closing.

          5.   REPRESENTATIONS AND WARRANTIES.

               5.1 Seller's Representations and Warranties. Seller makes the following representations and warranties to Buyer, upon which warranties and representations Buyer has relied and will continue to rely, all of which are true as of the date of this Agreement and will be true and correct as of the Closing:

                    5.1.1 Organization.  Seller is duly
organized, validly existing and in good standing under the laws of the State of California and is duly qualified to do business in the State of California. The execution, delivery and performance of this Agreement and the other documents contemplated this Agreement by Seller, and the performance by Seller of the obligations under this Agreement and the other documents contemplated by this Agreement (i) are within the power of Seller; (ii) have been duly authorized by all requisite corporate action; and (iii) will not violate any provision of law, any order of any court or agency of government, the charter documents of Seller or its shareholders, or any indenture, agreement or any other instrument to which Seller is a party. This Agreement and each of the other documents described in this Agreement when executed and delivered to Buyer, will constitute legal, valid and binding obligations enforceable against Seller in accordance with the terms of such documents.

                    5.1.2       Seller has full legal power and
authority to enter into and perform this Agreement in accordance with its terms. The execution, delivery and performance of this Agreement and all documents in connection therewith are not in contravention of or in conflict with any deed of trust, agreement or undertaking to which Seller is a party or by which Seller or any of its property, including the Property, may be bound or affected following the Closing. The execution and delivery of this Agreement and the performance by Seller of its obligations hereunder require no further action or approval in order to constitute this Agreement as a binding and enforceable obligation of Seller, and all such actions have been duly taken by Seller.

                    5.1.3       Seller is the owner of the
Personal Property and has good title thereto, free and clear of all liens, claims and security interests whatsoever, except as otherwise disclosed to Buyer in writing.

                    5.1.4       Except as disclosed to Buyer
during the Due Diligence Period or as contained in the materials delivered to Buyer during the Due Diligence Period, Seller has no actual knowledge (without any duty of inquiry required) of any:

                    a.    Notification from any governmental
authority notifying Seller of any (a) violation of any Governmental Regulations or any city, County, State, Federal, building, zoning, fire, health code, regulation, ordinance or covenant, filed or issued against the Property; or (b) impending or threatened special assessments on the Property or (c) other actions or proceedings with respect to the Property.

                    b. Existing, proposed or contemplated plan to widen, modify or realign any existing street or highway or any existing, proposed or contemplated eminent domain proceeding that would result in the taking of all or any part of the Property;

                    c.    Litigation, legal, administrative,
arbitration or other proceeding or governmental investigations pending or threatened in writing against Seller or the Property that could reasonably be expected to materially and adversely affect Seller's or Buyer's ability to perform their respective obligations hereunder, or Buyer's use of the Property for its existing purposes;

                    d. Underground storage tanks located on or under the land or storage or disposal on the Property of any Hazardous Materials and Seller has received no notice from any governmental authority requiring the removal of any Hazardous Materials or other toxic or hazardous waste, material or substance from the Property.

                    e.    Leases (or tenancy or other rights of
occupancy or use for any portion of the Property under which any party has a right to occupy the Property, other than pursuant to the Leases), Service Contracts or Warranties, other than those disclosed on Exhibits "F," "H" and "M" attached hereto.

                    f.    Unpaid tenant improvement allowances or
brokerage or leasing commissions or in connection with any of the Leases, other than those disclosed on Exhibit "L".

                    5.1.5       Security Deposits.  Except as
otherwise disclosed to Buyer in writing prior to the expiration of the Due Diligence Period, no part of any security deposits for the Property have been applied to amounts due under any Leases.

                    5.1.6       Use Permits and Other Approvals.
To Seller's actual knowledge (without any duty of inquiry required), the Licenses and Permits and easements and rights of way, including proof of dedication, are all in full force and effect.

                    5.1.7 Compliance with Agreements.  To
Seller's actual knowledge (without any duty of inquiry required), no default exists under any covenant, restriction or agreement related to or affecting the Property or the Leases, except as previously disclosed to Buyer.

                    5.1.8 Financial Position. The financial statements and all financial data heretofore delivered to Buyer relating to Seller or the Property, including, without limitation, the Rent Roll and all operating statements, are true, correct and complete in all respects as of the date thereof.
                    5.1.9 Agreements.  To Seller's actual
knowledge (without any duty of inquiry required), the Licenses and Permits, Records and Plans, Service Contracts, Warranties, and all other (i) books and records relating to or affecting the Property, and (ii) contracts or documents delivered to Buyer pursuant to this Agreement or in connection with the execution hereof, are true, correct and complete.

               5.2  Buyer's Representations and Warranties.
Buyer makes the following representation and warranty to Seller upon which representation and warranty Seller has relied and will continue to rely, all of which are true as of the date of this Agreement and will be true and correct as of the Closing:

                    5.2.1 Organization. Buyer is duly organized, validly existing and in good standing under the laws of the State of Maryland and is duly qualified to do business in the State of California. The execution and delivery of this Agreement and the other documents contemplated this Agreement by Buyer, and the performance by Buyer of the obligations under this Agreement and the other documents contemplated in this Agreement (i) are within the power of Buyer; (ii) have been duly authorized by all requisite partnership action and corporate action on the part of all of its constituent corporate partners; and (iii) will not violate any provision of law, any order of any court or agency of government, the charter documents of Buyer or its general partners, or any indenture, agreement or any other instrument to which Buyer is a party. This Agreement and each of the other documents described in this Agreement when executed and delivered to Buyer, will constitute legal, valid and binding obligations enforceable against Buyer in accordance with the terms of such documents.

          6.   SELLER'S OBLIGATIONS.  Seller hereby covenants to
Buyer, upon which covenants Buyer has relied and will continue to rely, that for the period from the date of this Agreement through and including the Closing Date:

               6.1 Further Liens and Encumbrances. Seller will not subject the Property to any additional liens, encumbrances, covenants, conditions, easements, rights of way after the date of this Agreement. Seller will not hereafter modify, extend, renew, replace or otherwise change any of the terms, covenants or conditions of any of the documents or agreements affecting the Property, or enter into any new agreements affecting the Property, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.

               6.2 Leases; Other Contracts; Interim Activities. Seller will not hereafter terminate, modify, extend, renew, amend, replace or otherwise change any of the Leases or existing contracts or enter into new leases or contracts affecting the Property except with the prior written consent of Buyer, which consent will not be unreasonably withheld, conditioned or delayed. If Buyer fails to respond to Seller's written request for such consent within five (5) business days of Buyer's receipt of such request, then such silence shall be conclusively presumed to constitute Buyer's consent to the matters specifically enumerated and set forth in Seller's written request. From and after the expiration of the Due Diligence Period, Seller shall not apply for or otherwise deal with any governmental authority regarding the development, entitlement or subdivision of the Real Property without the prior written consent of Buyer, which may be withheld in Buyer's sole and absolute discretion.

               6.3 Property Management and Operation. Seller shall provide all services and operate, manage and maintain the Property (including mechanical equipment of every kind used in the operation thereof) in such a manner that the Property shall be in the same condition on the Closing Date as on the date of this Agreement, ordinary wear and tear excepted. Without limiting the foregoing, Seller shall perform all of its obligations under the Leases and the Service Contracts.

               6.4 Cooperation with Representatives. Seller shall cooperate with Buyer and its accountants, counsel and/or other representatives in providing information and materials pertaining to the operation and marketing of the Property, including access to the Property, provided that Seller shall not be required to incur any unreasonable expense (except for Seller's attorney's fees and costs, which shall be at Seller's sole cost and expense) and such access shall be upon prior written or facsimile notice by Buyer to Seller or Seller's property manager (i.e. K.O. Investment, Inc.), and subject to Seller's consent which shall not be unreasonably withheld, conditioned or delayed. Without limiting the generality of the foregoing, from and after the execution and delivery of this Agreement, Seller shall allow a representative or representatives of Buyer access to the Property for the purpose of (a) meeting with and interviewing tenants of the Property provided that (i) such communication does not unreasonably interfere with Tenant's operation of their business or place unreasonable demands on their time, and (ii) Seller shall have no responsibility to make tenants available to Buyer, although if Buyer wants to communicate with a specific tenant, Buyer may request Seller to inform the tenant to expect Buyer's call and to cooperate with Buyer, and (b) performing such investigations and analyses of the Property as Buyer may reasonably require.

               6.5 No Removal of Personal Property. Seller will not remove any of the Personal Property unless the Personal
Property so removed is simultaneously replaced with substantially similar Personal Property of similar quality or utilities.

               6.6 Obtaining Estoppels and Consents. Seller shall use commercially reasonable efforts (without requiring Seller to incur any cost or expense, except for Seller's attorney's fees and costs, which shall be at Seller's sole cost and expense) to obtain all written consents from third parties required or reasonably requested by Buyer or its accountants, counsel or other representatives in connection with this Agreement, except that Seller shall deliver to Buyer, at least two (2) business days prior to the expiration of the Due Diligence Period, the Tenant Estoppels for Buyer's review and approval. Buyer agrees to use commercially reasonable efforts to complete and provide to Seller, within five (5) business days after the date that this Agreement is executed by Buyer and Seller and is delivered to Escrow Holder, Schedule A for each Tenant Estoppel, provided, however, that Buyer's failure to do so shall not relieve Seller of its obligations hereunder nor constitute a default of Buyer under this Agreement. Seller agrees to attach the applicable Schedule A to the applicable Tenant Estoppel before delivery of the Tenant Estoppel to the applicable tenant. If Seller does not receive a completed Schedule A for any Tenant Estoppel within the above mentioned five (5) business day period, then Seller shall provide written notice ("Schedule A Notice") to Buyer indicating those Tenant Estoppels for which Seller has not received a completed Schedule
A. If Seller does not receive completed Schedule A's for the Tenant Estoppels identified in the Schedule A Notice within two
(2) business days after Buyer's receipt of the Schedule A Notice, then Seller may deliver such Tenant Estoppel(s) to the applicable Tenant(s) without reference to the attachment of Schedule A thereon. Seller hereby acknowledges and agrees that Buyer's review and approval of the Tenant Estoppels is a condition precedent to Buyer's obligations to close this transaction under this Agreement.

               6.7 Service Contracts. Seller shall deliver notices of termination to any vendors under the Service Contracts which have been designated in writing by Buyer to be terminated ("Disapproved Service Contract List") provided that the Disapproved Service Contract List is delivered by Buyer to Seller on or before the expiration of the Due Diligence Period. Notwithstanding the foregoing, Buyer disapproves of all Service Contracts pertaining to property management and leasing for the Property. Seller shall, within two (2) days following the later of the expiration of the Due Diligence Period or Buyer's delivery of the Disapproved Service Contract List, deliver termination notices to each of the vendors with respect to the Service Contracts so designated by Buyer in the Disapproved Service Contract List. Seller shall be solely responsible for all costs and expenses associated with the termination of the Service Contracts set forth by Buyer in the Disapproved Service Contract List, and shall indemnify, defend, and hold Buyer harmless from and against same.

               6.8 Post-Closing Financial Records. As soon as reasonably practicable following the Closing Date, Seller shall deliver to Buyer the following: (a) a final income statement through the Closing Date, (b) a final cumulative general ledger through the Closing Date, (c) a final aged delinquency listing, including all security deposits received by Seller, (d) final operating statements for calendar year 1997 and (e) a reconciliation statement showing the actual operating and common area maintenance expenses and costs for calendar year 1997.

               6.9 Audit Rights. At Buyer's request at any time from and after the date hereof until the date that is one (1) year after the Closing Date, Seller shall, at Buyer's expense, provide to Buyer's designated independent auditor access to the books and records of the Property, regarding the period for which Buyer is required to have audited financial statements prepared with respect to the Property as may be required by the Securities and Exchange Commission, to the extent that such books, records and related information are in Seller's possession or control and relate to the period during which Seller held title to the Property. Further, Seller agrees to provide to such auditor a representation letter regarding the books and records of the Property, in substantially the form of Exhibit "K" attached hereto, in connection with the normal course of auditing the Property in accordance with generally accepted auditing standards.

               6.10 Management and Listing Agreements. Seller agrees to terminate, at Seller's sole cost and expense, any property management agreement and brokerage leasing agreement effective as of the Closing Date. Seller shall be solely responsible for all costs and expenses associated with the termination of any property management agreement and brokerage leasing agreement, and shall indemnify, defend and hold Buyer and Buyer's officers, directors, employees, representatives and agents harmless from and against same.

               6.11       Other Obligations.  Seller shall
deliver to Buyer, no later than five (5) business days after the Date of this Agreement, the lists of personal property to be attached to Schedule 1 and Schedule 2 of the Bill of Sale and all other information necessary to complete Exhibits "F," "H" and "L."

          7.   TITLE TO REAL PROPERTY.  At Closing, title to the
Real Property will be conveyed to Buyer by Seller by the Deed, subject only to the following matters ("Permitted Exceptions"):

               7.1 non-delinquent property taxes, assessments and liens;

               7.2 matters of title respecting the Real Property approved or deemed approved by Buyer in accordance with this Agreement; and

               7.3 matters affecting the condition of title to the Real Property created by or with the written consent of Buyer.

          8.   CONDITIONS PRECEDENT/CONCURRENT TO CLOSING;
CLOSING DATE.

               8.1  Buyer's Conditions.  Buyer shall not be
required to close the transaction provided for under this Agreement, unless and until Buyer deems that each and every one of the following conditions has been fulfilled:

                    8.1.1 Representations, Warranties and
Covenants of Seller. Seller shall have duly and timely performed each and every covenant to be performed by Seller under this Agreement and the representations and warranties set forth in this Agreement shall be true and correct as of the Closing in all respects.
                    8.1.2 Seller's Deliveries. Seller shall have duly and timely delivered to Escrow Holder or Buyer, as applicable, all of the items described in Section 4.1 of this Agreement.

                    8.1.3 No Material Changes. At the Closing, there will be no material adverse changes in the physical or financial condition of the Property which were discovered by Buyer after the Due Diligence Period.

                    8.1.4 Delivery of Pre-Closing Documents and
Agreements. Seller shall have delivered to Buyer on or before the Closing Date the following (to the extent in Seller's possession, control or otherwise reasonably available to Seller, provided that Seller shall not be required to incur any cost or expense in connection therewith except for Seller's attorney's fees and costs):

                          8.1.4.1   Originals of the Leases and
                                tenant and other files for and
                                concerning the Property;

                          8.1.4.2   Originals of all Records and
                                Plans;

                          8.1.4.3   Originals of all Licenses
                                and Permits;

                          8.1.4.4   Originals of all Warranties;
                                and

                          8.1.4.5   Originals and all duplicates
                                of all keys (individually
                                labeled) for the Property.

                    8.1.5 Title Insurance. The Title Company will have issued or have unconditionally and irrevocably committed to issue the Title Policy to Buyer, provided that if there are any conditions, then if Seller has provided to Buyer and Title Company reasonable assurances that such conditions will be satisfied and eliminated on or before the Closing Date, then this condition shall be deemed satisfied.

                    8.1.6 Due Diligence Approval. Buyer shall have approved (or be deemed to have approved) all matters to be reviewed in accordance with Section 9 of this Agreement.

          9.   DUE DILIGENCE PERIOD:

               9.1 Matters To Be Reviewed. Buyer's obligation to close the purchase of the Property and to pay the Purchase Price shall be subject to and conditioned upon Buyer's complete satisfaction with all of the following items, each of which Buyer shall have the right to review and approve or disapprove in Buyer's sole and absolute discretion during the Due Diligence
Period:

                    9.1.1 Title. Buyer will have until 6:00 p.m. (California time) on the expiration of the Due Diligence Period to examine and approve all matters of title (including matters relating to an ALTA survey for the Property prepared and dated after the date of this Agreement ("Survey")) and to notify Seller in writing of any defects in title or the Survey. Seller shall, at its sole cost and expense, within three (3) days following the date this Agreement is executed and delivered by Buyer and Seller, deliver to Buyer a current preliminary report ("Preliminary Report") issued by the Title Company and relating to the Real Property, together with all underlying documents relating thereto. If Buyer fails to notify Seller in writing of any objections to title or the Survey prior to the expiration of the Due Diligence Period, then title to the Property and the Survey shall be conclusively deemed to be approved by Buyer. If Buyer timely notifies Seller in writing of specific objections to title or the Survey prior to the expiration of the Due Diligence Period, then Seller will have five (5) days after receipt of Buyer's notification of any objection in which to advise Buyer that:

                          9.1.1.1   Seller will remove any
objectionable exceptions on or before the Closing Date; or

                          9.1.1.2   Seller will not cause the
exceptions to be removed.

                    If Seller fails to notify Buyer of its
election to remove or not cause the removal of any objectionable exceptions within said five (5) day period, then Seller shall be deemed to have agreed to remove all objectionable exceptions on or before the Closing Date. However, if Seller advises Buyer that it will not cause the exceptions to be removed, Buyer will have five (5) days from its receipt of Seller's notice to elect to:

                          (i)  proceed with the purchase and
acquire the Property subject to such exceptions, but conditioned upon Seller fulfilling each and every one of its other obligations hereunder and all of the other conditions precedent in favor of Buyer having been duly and timely satisfied; or

                          (ii) terminate this Agreement by
written notice to Seller, in which case the Deposit, and any interest thereon, will be immediately returned to Buyer without further instructions from Seller, and all rights and obligations of the parties existing hereunder shall terminate and be of no further force or effect, except any rights and obligations which are expressly stated to survive the termination of this Agreement. In the event of such termination, Buyer shall deliver to Seller copies of all inspections and reports performed or caused to be performed by Buyer in connection with the Property, provided that Seller has first reimbursed Buyer for the actual cost thereof, and then only to the extent that delivery of such inspections and reports to Seller is permissible under such documents.

                    If Buyer does not give Seller written notice of its election within said five (5) day period, Buyer will be conclusively deemed to have elected to terminate this Agreement as described in (ii) above. Furthermore, if Buyer notifies Seller of any specific objections to title or the Survey prior to the expiration of the Due Diligence Period, then the Closing Date shall be extended by the number of days that it takes for Buyer and Seller to resolve any objectionable exceptions as provided in this Section 9.1.1 or to proceed with the purchase of the Property or terminate this Agreement, in accordance with the time periods provided for herein.

                    If Seller commits (or is deemed to have
committed) to remove any objection to title or the Survey and fails to do so by the Closing Date, Buyer may deduct from the Purchase Price the reasonable cost of removing any such objection(s) and the Closing shall proceed without any further remedies of Buyer against Seller in connection with Seller's failure to remove such objection. If, however, such objection(s) cannot be removed by the payment of money, then Seller will be in default under this Agreement and Buyer may, at Buyer's election, terminate this Agreement and pursue its remedies as set forth in
Section 14 of this Agreement.

                    Notwithstanding anything to the contrary in this Section 9.1.1, if a new or supplemental title exception or matter is discovered or identified after the Title Company first delivers the Preliminary Report to Buyer, then, as it relates to Buyer's review and approval of such new or supplemental matter, the Due Diligence Period shall be extended for a period of five
(5) business days following the date of Buyer's receipt of the new or supplemental title exception or matter and all underlying documents relating thereto.

                    9.1.2 Inspections and Studies. Buyer will have until 6:00 p.m. (California time) on the expiration of the Due Diligence Period to conduct (as applicable) and review and approve the Tenant Estoppels, the schedules of personal property to be attached as Schedule 1 and Schedule 2 to the Bill of Sale, and any and all inspections, investigations, tests, studies (including feasibility studies and other economic models) and appraisals as Buyer may have elected to make or obtain with respect to the Property and/or the operation and financial condition of the Property, including, without limitation, financial analyses of the books and records, environmental inspections and studies, structural and mechanical investigations, appraisals, and analyses of the Property's compliance with Governmental Regulations. Subject to Section 6.4, Buyer and Buyer's representatives, agents and designees will have the right to enter the Property at all reasonable times, upon reasonable oral notice to perform all such investigations of the Property, and to conduct interviews with (i) tenants of the Property, (ii) property management personnel of Seller, and (iii) such other parties as Buyer may deem appropriate in its sole discretion. Seller will cooperate with Buyer and its representatives in that regard. Seller shall deliver to Buyer at Seller's sole cost and expense, within two (2) days (unless indicated otherwise below) following the date this Agreement is executed and delivered by Buyer and Seller, a copy of all information in Seller's possession or control which is reasonably related to the Property, plus the following items:

                          9.1.2.1   To the extent in Seller's
possession, an ALTA "as-built" survey of the Real Property prepared by a licensed surveyor;

                          9.1.2.2   The Leases and all
modifications or amendments and guaranties relating thereto; any inspection report recently performed at the Property of certain building systems (including sprinklers, standpipe and emergency lights); all tenant correspondence and all current financial statements of tenants to the extent the same are in Seller's possession or control; all contracts (including the Service Contracts), agreements and management agreements; all "operating statements" for the last three (3) calendar years for the Property and a year-to-date operating statement for the calendar year 1998, a balance sheet dated no earlier than December 31, 1997; an income statement for the last two (2) calendar years and a year-to-date income statement for the calendar year 1998, each such statement to be certified by Seller as being true, correct and complete reports prepared by Seller in the ordinary course of business; a cumulative general ledger for year-to-date 1998, reports (including all environmental reports, soils reports, surveys and plans and specifications affecting or relating to the Property, and all modifications or amendments thereto); all Records and Plans, Warranties, Licenses and Permits and governmental approvals obtained or held by Seller and relating to the development, construction, operation, use or occupancy of any of the Property.

                          9.1.2.3   A current rent roll (to be
updated as of the expiration of the Due Diligence Period and as of the Closing), prepared and certified by Seller as being true, correct and complete and listing for each tenant at the Property such information that is contained in the rent roll set forth on Exhibit "N" attached hereto ("Rent Roll").

                          9.1.2.4   Reports of insurance
carriers, if any, insuring the Property during the period of Seller's ownership of the Property and each portion thereof respecting the claims history of the Property; insurance certificates of Seller and tenants respecting the Property; all correspondence, reports, and notices pertaining to the existence of toxic or Hazardous Materials and/or waste at the Property; all permits, reports, certificates and notices pertaining to the existence, removal and/or decommission of any and all storage tanks located on, at or underneath the Property; all brokerage and commission agreements; all agreements entered by Seller and Seller's affiliates affecting the Property and/or income and cash flow to be received from the Property that will survive the Closing; tax bills and assessments for the current year and the three (3) year period immediately preceding the current year; any and all information in Seller's possession respecting the creditworthiness of the tenants under the Leases at the Property; all written reports respecting incidents of theft, burglary or crimes attempted or committed at, on or to the Property or other such incidents which are the subject of litigation; and such other information reasonably requested by Buyer of Seller in writing during the Due Diligence Period.

               9.2 Indemnity. Buyer agrees to indemnify, defend and hold Seller and its officers, employees and agents harmless from any and all injuries, losses, liens, claims, actions, causes of action, proceedings, lawsuits, judgments, obligations, liabilities, costs, expenses or damages (including reasonable attorneys' fees and court costs) sustained by Seller to the extent same results from or arises out of any inspections by Buyer or any of its representatives pursuant to Section 9.1.2 above.
               9.3 Insurance. Prior to any entry, Buyer shall obtain, maintain and provide Seller, or shall cause any consultant, contractor or other person entering the Property to obtain, maintain and provide Seller, with proof of comprehensive general liability insurance in the amount of at least $1,000,000 combined, single limit coverage, naming Seller as an additional insured.

               9.4 Return of Documents. If this transaction fails to close, then Buyer shall immediately return to Seller at Buyer's sole cost and expense the copies and originals of all documents received by Buyer from Seller pursuant to Section 9.1.2 and its subparagraphs.

               9.5  Notice of Objections.

                    9.5.1 If Buyer fails to notify Seller in writing of any objections to the items set forth in Section 9.1.2 on or before the expiration of the Due Diligence Period, Buyer shall be conclusively deemed to have approved such items.

                    9.5.2 If Buyer notifies Seller in writing of any objections to the condition of the Property or any other matters relating to the Property and/or operation or financial condition of the Property as set forth in Section 9.1.2 on or before the expiration of the Due Diligence Period, the parties will have five (5) business days to agree upon a resolution of the objection(s). If the parties cannot agree within the five
(5) business day period, then Buyer may terminate this Agreement by delivering written notice to Seller (which notice must be given within three (3) business days after the expiration of the five (5) business day period), in which event the Deposit and any interest accrued thereon shall be immediately returned to Buyer without further instructions from Seller, and all rights and obligations of the parties existing hereunder shall terminate and be of no further force or effect, except any rights and obligations which are expressly stated to survive the termination of this Agreement. The Closing Date shall be extended by the number of days that it takes for Buyer and Seller to resolve any objections raised under this Section 9.5, including the three (3) day period that Buyer has to terminate this Agreement, as provided in this Section 9.5.2 above.

          10 PRORATIONS. The following are to be prorated as of the Closing Date, as follows:

               10.1 Current Rent. Current rents under the Leases shall be prorated as of the Closing Date, regardless of whether such rents have been paid to Seller.

               10.2 Rent Arrears. With respect to any rent arrears arising under the Leases, Buyer shall pay to Seller any rents actually collected that are applicable to the period preceding the Closing Date, less reasonable collection charges; provided, however, that it is hereby understood and agreed that all rents collected by Buyer shall be applied first to unpaid rents accruing after the Closing Date, and then, only after all such past due rents have been collected, to unpaid rents accruing prior to the Closing Date. Notwithstanding anything to contrary herein, Seller shall have the exclusive right to enforce its rights and remedies regarding any and all rent arrearages applicable to the period preceding, but not including, the Closing Date, but Seller shall have no right to and shall not (i) commence or pursue any unlawful detainer or eviction action against any tenants at the Property or (ii) terminate any Leases or any parties' rights to possession or use thereunder or take any action which could entitle any tenant to terminate its Lease.

               10.3       Tenant Improvement Allowances and
Brokerage Commissions. Buyer shall receive a credit against the Purchase Price at Closing for all unpaid tenant improvement allowances, free rent and brokerage or leasing commissions payable in connection with any leases entered into prior to the date of this Agreement, as set forth in the approved Schedule of Tenant Improvements Allowances and Commissions, as approved by Buyer prior to the expiration of the Due Diligence Period.

               10.4 Security Deposits. The security deposits paid by the tenants pursuant to the Leases, and any interest required to be paid thereon, shall be fully credited to Buyer at Closing, to the extent such security deposits have not previously been applied to amounts due under the tenant's respective lease. Except in the event of any inaccuracy of Seller's representation and warranty regarding security deposits or any dispute by a tenant with respect to the amount of a security deposit being held by Seller, Buyer shall thereafter assume full and exclusive responsibility for repayment or proper application of such security deposits and interest.

               10.5 Other Prorations.   Liability for all real
property taxes shall be prorated as of the Closing Date, and liability for all common area maintenance, Property operation expenses, and other recurring costs which are not otherwise paid directly by tenants shall be prorated as of the Closing Date to the extent actually paid by Seller prior to the Closing Date; provided, however, Buyer shall not be responsible for any costs or expenses pertaining to Service Contracts or other items of expense which Buyer has not approved in writing. Buyer shall be fully credited at Closing with any free rent under any of the Leases which has not accrued as of the Closing. Seller shall remain liable for any supplemental taxes attributable to any period prior to the Closing. Seller reserves the right, at its sole expense, to pursue appeals for reduction of property taxes for the period prior to the Closing and any proceeds resulting solely from any such reduction for the period prior to the Closing shall belong solely to Seller, subject to the rights of any tenants at the Property who may be entitled to refunds for any such reduction pursuant to the terms of their respective Leases. Buyer agrees to cooperate, at no cost to Buyer, in connection with any such Seller's appeal. Seller shall indemnify Buyer against any cost, liability, liability or expense incurred by Buyer as a result of or arising out of any such appeal(s) by Seller. Seller shall remain liable for any supplemental taxes attributable to any period prior to the Closing. If any such supplemental taxes shall be billed to Buyer or levied against the Property after the Closing, then Seller agrees to pay its prorated share thereof to Buyer within thirty (30) days of demand therefor by Buyer. Any such sums not paid when due may be advanced by Buyer, and such amounts shall bear interest from the date of advance by Buyer until paid by Seller at the maximum contract rate permitted by law.

               10.6 Preliminary Closing Adjustment. Seller and Buyer shall jointly prepare a preliminary closing adjustment computation on the basis of the Leases and other sources, and shall deliver such computation to the Escrow Holder prior to Closing.

               10.7 Post-Closing Reconciliation.   All items
described in this Section 10 that are capable of being prorated as of the Closing Date, shall be prorated as of the Closing Date. All other items shall be reconciled within one hundred eighty
(180) days after the Closing Date to the extent that such items may be reconciled within such one hundred eighty (180) day period, or, to the extent such items may not be reconciled within such one hundred eighty (180) day period, when such items may first be reconciled after Closing.

               10.8 Survival. The provisions of this Section 10 shall survive Closing.

          11 COSTS AND EXPENSES. The closing costs shall be allocated as follows:

               11.1 Closing Costs.

                    (a)  Seller shall pay the premium for  the
CLTA portion of the Title Policy, Seller's share of prorations, one-half of the escrow fees, all state and county transfer taxes, all sales taxes, any other tax or assessment imposed as a result of the transactions contemplated under this Agreement, and any document recording charges and notary fees, including, without limitation, any recording fees and notary charges with respect to the Deed.

                    (b)  Buyer shall pay one-half of the escrow
fees, the additional premium for the ALTA portion of the Title
Policy and its share of prorations.

                    (c)   Each party will pay their own legal and
professional fees and fees of other consultants incurred by Buyer and Seller, respectively.

               11.2 Delivery of Possession. Simultaneously with the Closing, Seller shall deliver possession and enjoyment of the Property (including, without limitation, keys, files and other Property documents) to Buyer and Buyer shall thereupon have the immediate right to possess, develop, use, sell, encumber and/or transfer the Property, or any part thereof for its own account to the total exclusion of Seller.

          12  AS-IS.

               12.1 Except as specifically set forth in this Paragraph and the representations set forth in Paragraph 5 above, the sale of the Property hereunder is and will be made on an "as is" "where is" basis, without representations and warranties of any kind or nature, express, implied or otherwise, including but not limited to, any representation or warranty concerning title to the Property, the physical condition of the Property (including, but not limited to, the condition of the soil, improvements, roof, brick veneer, HVAC system and elevators, all unrepaired earthquake damage affecting the Real Property and the presence of gypcrete floors in the stairwells and under the carpets in tenant suites, the presence of water seepage in the garage and exterior portion of the Real Property, the environmental condition of the Property (including, but not limited to, the presence or absence of hazardous substances on or respecting the Property)), the compliance of the Property with applicable laws and regulations, the financial condition of the Property or any other representation or warranty respecting any income, expenses, charges, liens or encumbrances, rights or claims on, affecting or pertaining to the Property or any party thereof. Buyer acknowledges that Buyer will examine, review and inspect all matters which in Buyer's judgment bear upon the Property and its value and suitability for Buyer's purposes, and Seller shall cooperate with Buyer in making such information available to Buyer for such examination. Except as to matters specifically set forth in this Paragraph and the representations set forth in Paragraph 5 above, Buyer will acquire the Property solely on the basis of its own physical and financial examinations, reviews and inspections and the title insurance protection afforded by the Title Policy. Nothing set forth in this Section 12.1 above shall constitute a waiver or release by Buyer of any claims, liabilities, losses, costs, expenses (including, but not limited to, attorneys fees and costs), penalties or damages based upon any breach by Seller of the representations, warranties and/or covenants of Seller expressly provided in this Agreement (including, but not limited to, any indemnification obligation of Seller expressly provided in this Agreement) and any statutory rights of contribution with respect to the environmental condition of the Property, all of which are hereby expressly reserved by Buyer.

               12.2 Without limiting the terms of Section 12.1 above, Seller discloses to Buyer and Buyer acknowledges it is aware that one of the tenants at the Property, Koo Koo Roo, has complained (i) for the last year or so about the adequacy of the HVAC system serving the second floor of the Property, and (ii) on one occasion that the elevator maintenance company took too long to respond when one of Koo Koo Roo's employees got stuck in the elevator. Seller has advised Buyer that it has disputed said complaints with Koo Koo Roo. Seller shall provide Buyer with all correspondence regarding said complaints in accordance with the terms of Section 9.1.2 above

          13  CONDEMNATION AND DESTRUCTION:

               13.1 Eminent Domain or Taking. If proceedings under a power of eminent domain relating to the Property or any part thereof are commenced prior to the Closing Date, Seller shall promptly inform Buyer in writing.

                    13.1.1      If such proceedings involve the
taking of title to all or any Material (defined below) interest in the Property, Buyer may elect to terminate this Agreement by notice in writing sent within ten (10) business days of Seller's written notice to Buyer, in which case the Deposit, and any interest thereon, shall be returned to Buyer without any further instructions from Seller and neither party shall have any further obligation to or rights against the other except any rights or obligations of either party which are expressly stated to survive termination of this Agreement.

                    13.1.2 If the proceedings do not involve the taking of title to all or a Material interest in the Property or if Buyer does not elect to terminate this Agreement, this transaction will be consummated as described in this Agreement and any award or settlement payable with respect to such proceeding will be paid or assigned to Buyer upon the Closing.

                    13.1.3      For purposes of this Section
13.1, "Material" shall mean a taking which Buyer reasonably determines materially and adversely affects the value or operations of the Property.

               13.2 Damage or Destruction. Except as provided in this paragraph, prior to the Close of Escrow the entire risk of loss of damage by earthquake, flood, hurricane, landslide, fire or other casualty is borne and assumed by Seller. If, prior to the Closing Date, any part of the Property is damaged or destroyed by earthquake, flood, landslide, fire or other casualty, Seller will promptly inform Buyer of such fact in writing and advise Buyer as to the extent of the damage.

                    13.2.1      If such damage or destruction is
Material (as defined below), Buyer has the option to terminate this Agreement upon written notice to the Seller given not later than ten (10) business days after receipt of Seller's written notice to Buyer advising of such damage or destruction.

                    13.2.2      If this Agreement is so
terminated, the Deposit and any interest thereon, shall be returned to Buyer without any further instructions from Seller, and neither party shall have any further obligation to or rights against the other except any rights or obligations of either party which are expressly stated to survive termination of this Agreement.

                    13.2.3 If Buyer does not timely exercise this option to terminate this Agreement, or if the casualty is not Material, Seller will assign to Buyer all of Seller's right, title and interest in and to any and all insurance proceeds under Seller's insurance policies relating to such damage or destruction, and shall reduce the Purchase Price by the amount of the deductible and any other amount not covered by insurance under such policies (including reasonably anticipated post-Closing rental loss, except to the extent covered by insurance, through to completion of such repair and restoration resulting from such casualty), and this transaction will close pursuant to the terms of this Agreement.

                    13.2.4      For purposes of this Section
13.2, "Material" is deemed to be any damage or destruction to the Property where the cost of repair or replacement is estimated to be more than 10% of the Purchase Price.

                    13.2.5      Survival.  The provisions of
Section 13.2.3 shall survive the Closing.

          14  REMEDIES:

               14.1 Buyer's Remedies. IN THE EVENT THAT SELLER SHALL FAIL TO CONSUMMATE THIS AGREEMENT FOR ANY REASON, EXCEPT BUYER'S DEFAULT OR A TERMINATION OF THIS AGREEMENT BY BUYER OR SELLER PURSUANT TO A RIGHT TO DO SO UNDER THE PROVISIONS HEREOF, BUYER SHALL HAVE THE FOLLOWING REMEDIES, WHICH SHALL BE BUYER'S SOLE AND EXCLUSIVE REMEDIES BASED UPON A DEFAULT BY SELLER. SUCH REMEDIES SHALL NOT BE CUMULATIVE, MEANING BUYER MAY EXERCISE ONE
(1) BUT NOT BOTH OF SUCH REMEDIES. BUYER SHALL DELIVER TO SELLER AND ESCROW HOLDER NOTICE OF ITS ELECTION OF REMEDIES WITHIN TWO
(2) DAYS AFTER SELLER'S DEFAULT. THE SOLE REMEDIES AVAILABLE TO BUYER ARE AS FOLLOWS:

                    (i)   BUYER MAY TERMINATE THIS AGREEMENT, IN
WHICH CASE ESCROW HOLDER SHALL IMMEDIATELY RETURN THE DEPOSIT, TOGETHER WITH ANY INTEREST EARNED THEREON, TO BUYER, UPON EXECUTION OF CANCELLATION INSTRUCTIONS BY BUYER, AND SELLER SHALL PAY ANY ESCROW CANCELLATION CHARGES. IN ADDITION, BUYER SHALL HAVE THE RIGHT TO PURSUE AN ACTION AGAINST SELLER FOR ALL ACTUAL OUT-OF-POCKET (BUT NOT CONSEQUENTIAL) DAMAGES SUFFERED BY BUYER; OR

                    (ii)  BUYER MAY BRING AN ACTION FOR SPECIFIC
PERFORMANCE AGAINST SELLER WITH RESPECT TO THIS AGREEMENT BUT
ONLY UNDER THE FOLLOWING CONDITIONS AND CIRCUMSTANCES:

                          (a)  BUYER SHALL HAVE FULLY PERFORMED
ALL OBLIGATIONS OF BUYER UNDER THIS AGREEMENT, EXCEPT THAT WITH RESPECT TO DEPOSITING THE BALANCE OF THE PURCHASE PRICE, BUYER SHALL HAVE EVIDENCED TO SELLER'S REASONABLE SATISFACTION THAT BUYER IS READY, WILLING AND ABLE TO TIMELY DEPOSIT SAID FUNDS IN ESCROW;

                          (b)  THE ACTION SHALL BE COMMENCED,
AND SERVICE OF PROCESS UPON SELLER MADE, NOT LATER THAN FORTY-FIVE (45) DAYS AFTER SELLER'S DEFAULT; AND
                          (c)  ALL OF THE ISSUES IN SUCH ACTION,
WHETHER OF FACT OR LAW, SHALL BE HEARD BY A REFERENCE PROCEEDING PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE, SECTION 638,
ET. SEQ. WITHIN TEN (10) DAYS FOLLOWING THE COMMENCEMENT OF ANY SUCH ACTION, THE PARTIES SHALL MAKE APPLICATION TO THE COURT IN WHICH THE ACTION IS PENDING FOR THE APPOINTMENT OF A RETIRED SUPERIOR COURT JUDGE OR COURT OF APPEAL JUSTICE FROM THE THEN CURRENT LIST OF RETIRED JUDGES AVAILABLE TO SERVE AS REFEREES IN THE COUNTY IN WHICH SUCH ACTION IS COMMENCED TO SERVE AS THE REFEREE. THE REFEREE CHOSEN SHALL BE DEEMED QUALIFIED ONLY IF HE IS WILLING TO AGREE TO HEAR THE SUBJECT ACTION WITHIN TWENTY (20) DAYS FOLLOWING THE DATE OF APPLICATION TO THE COURT, TO HEAR THE SUBJECT ACTION ON CONSECUTIVE DAYS AND TO RENDER A DECISION WITHIN A FURTHER FIFTEEN (15) DAY PERIOD. THE PARTIES SHALL ADVANCE, IN EQUAL SHARES, THE FEES AND EXPENSES OF THE REFEREE SELECTED PURSUANT TO THIS PROVISION, BUT THE LOSING PARTY IN ANY SUCH ACTION SHALL REIMBURSE THE PREVAILING PARTY FOR ANY AND ALL FEES AND EXPENSES PREVIOUSLY ADVANCED BY SUCH PREVAILING PARTY FOR THE REFEREE.

               14.2 Seller's Remedies. IF BUYER SHOULD FAIL TO CONSUMMATE THIS AGREEMENT AS A RESULT OF BUYER'S DEFAULT UNDER THE TERMS OF THIS AGREEMENT, THEN SELLER, AS ITS SOLE AND EXCLUSIVE REMEDY, MAY TERMINATE THIS AGREEMENT BY NOTIFYING BUYER THEREOF AND RECEIVE OR RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES. THE PARTIES AGREE THAT SELLER WILL SUFFER DAMAGES IN THE EVENT OF BUYER'S DEFAULT ON ITS OBLIGATIONS. ALTHOUGH THE AMOUNT OF SUCH DAMAGES IS DIFFICULT OR IMPOSSIBLE TO DETERMINE, THE PARTIES AGREE THAT THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF SELLER'S LOSS IN THE EVENT OF BUYER'S DEFAULT. THUS, SELLER SHALL ACCEPT AND RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES BUT NOT AS A PENALTY. SELLER HEREBY ACKNOWLEDGES AND AGREES SUCH LIQUIDATED DAMAGES SHALL CONSTITUTE SELLER'S SOLE AND EXCLUSIVE REMEDY AND SELLER HEREBY WAIVES THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 3389 AND ANY OTHER APPLICABLE EXISTING OR FUTURE LAW PERMITTING A CONTRACT TO BE ENFORCED EVEN THOUGH DAMAGES ARE LIQUIDATED FOR ITS BREACH.

          SELLER AND BUYER ACKNOWLEDGE THAT THEY HAVE READ AND
UNDERSTAND THE PROVISIONS OF THE FOREGOING PROVISION AND BY THEIR
INITIALS IMMEDIATELY BELOW AGREE TO BE BOUND BY ITS TERMS.

Seller: /s/ HM             Buyer: /s/ VJC

          15 BROKERAGE COMMISSIONS. Upon the Close of Escrow, Seller shall pay a commission in the amount of two percent (2%) of the Purchase Price to be split as follows: one and one percent (1%) to K.O. Investment Inc., one percent (1%) to Hilton & Hyland. Buyer shall have no responsibility for any of said commissions. Each party hereby represents and warrants to the other that except as set forth in this paragraph it has not incurred any obligation to any third party for the payment of any real estate commission, finder's fee or other like sum in connection with the sale of the Property to Buyer, and each party hereby agrees to indemnify and hold the other party harmless from and against any and all claims, demands, causes of action and costs, including attorneys' fees and costs, made, brought or sought against or from the other arising out of any agreement for the payment of a real estate commission, finder's fee or other like sum entered into between either party and a third party in connection with the sale of the Property to Buyer.

          16 NOTICE. All notices, requests, demands or documents which are required or permitted to be given or served hereunder shall be in writing and (a) delivered personally,
(b) delivered by a national overnight courier (i.e., FedEx), or
(c) transmitted by facsimile, addressed as follows:

    To Seller at:         Flags Investment, Inc.
                          1801 Avenue of the Stars, Ste. 802
                          Los Angeles, CA 90067
                          Attn:  Tammy Arima
                          Facsimile:  (310) 551-9844

    with a copy to:
                          Jeffrey H. Lerman, Esq.
                          Lerman & Lerman
                          1999 Avenue of the Stars, 15th Floor
                          Los Angeles, CA 90067
                          Facsimile: (310) 556-0656

    To Buyer at:          Arden Realty Limited Partnership
                          9100 Wilshire Blvd., Suite 700 E
                          Beverly Hills, California 90212
                          Attn:  Mr. Victor Coleman
                                 Ms. Brigitta Troy
                          Facsimile:  (310) 274-6218

        with a copy to:
                          Jeffer, Mangels, Butler & Marmaro LLP
                          2121 Avenue of the Stars, Tenth Floor
                          Los Angeles, California 90067
                          Attn:  Scott M. Kalt, Esq.
                          Facsimile:  (310) 203-0567

Notice shall be deemed to have been delivered only upon actual delivery to the intended addressee in the case of either personal, courier, or facsimile delivery. The addresses for purposes of this paragraph may be changed by giving written notice of such change in the manner provided herein for giving notices. Unless and until such written notice is delivered, the latest information stated by written notice, or provided herein if no written notice of change has been delivered, shall be deemed to continue in effect for all purposes hereunder.

          17  MISCELLANEOUS:

               17.1 Survival.   The representations and
warranties contained in this Agreement shall survive for a period of six (6) months following the Closing Date.

               17.2 No Recording. Neither this Agreement, nor any memorandum of this Agreement, shall be recorded by Buyer, or by anyone acting on its behalf, in any public office, any such recording shall, at Seller's option, be a default by Buyer hereunder.

               17.3 Parties in Interest. As and when used herein, the terms, "Seller" and "Buyer" mean and include, and this Agreement their respective successor and assigns and shall be binding upon and inure to the benefit of, the above-named Seller and Buyer and their respective successors and permitted assigns.

               17.4 Section Headings. The headings of sections are inserted only for convenience and shall in no way define, describe or limit the scope or intent of any provision of this Agreement.

               17.5 No Oral Modifications. This Agreement may not be amended or modified except in writing executed by all parties hereto.

               17.6 Full Integration. Buyer and Seller each acknowledge that there are no other agreements or representa tions, either oral or written, express or implied, that are not embodied in this Agreement, and this Agreement, the Exhibits attached to this Agreement, and the Transfer Documents, represent a complete integration of all the prior and contemporaneous agreements and understandings and documents.

               17.7 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns, and no other party shall be a beneficiary hereunder.

               17.8 Seller's Advice of Counsel. Seller acknowledges that (a) Buyer has not made any representation as to the Federal or State tax implications relating to the transactions contemplated herein, (b) Seller has thoroughly read and reviewed the terms and provisions of this Agreement and the Exhibits attached hereto and is familiar with the terms of this Agreement, (c) the terms and provisions contained in this Agreement are clearly understood by Seller and have been fully and unconditionally consented to by it, (d) Seller has had full benefit and advice of counsel of its own selection, in regard to understanding the terms, meaning and effect of this Agreement,
(e) the execution of this Agreement and of the other documents executed pursuant to this Agreement is done freely, voluntarily, with full knowledge, and without duress, (f) in executing this Agreement, Seller is relying on no other representations, either written or oral, express or implied, made to it by any other party to this Agreement, and the consideration received by it under this Agreement has been actual and adequate.

               17.9 Attorneys' Fees. If an action is commenced by a party hereto resulting from a dispute with respect to the transactions contemplated herein, the prevailing party shall be entitled to recover its attorneys' fees and costs from the other party in such action. As used herein, the term "attorneys' fees" means attorneys' fees whether or not litigation ensues and if litigation ensues whether incurred at trial, on appeal, on discretionary review or otherwise.

               17.10      Governing Law.  This Agreement will be
governed by, interpreted under, and construed and enforced in accordance with the laws of the State of California, with venue in the city and County of Los Angeles, California.

               17.11 Confidentiality. Unless otherwise agreed to in writing by Seller and Buyer, each party will use reasonable efforts to keep confidential the terms of this Agreement, the possible sale of the Property, and all documents, financial statements, reports or other information provided to, or generated by the other party relating to the Property, and will use reasonable efforts to not disclose any such information to any person other than (a) those employed by Seller or Buyer;
(b) those who are actively and directly participating in the evaluation of the Property and the negotiation and execution of this Agreement or financing of the purchase of the Property; and
(c) governmental, administrative, regulatory or judicial authori ties in the investigation of the compliance of the Property with applicable legal requirements; and (d) third parties as required under applicable law. The provisions of this paragraph will survive the termination of this Agreement other than by Closing. From and after the Closing, the obligations of the parties under this paragraph shall cease and be of no further force or effect.

               17.12      Captions.  The captions contained in
this Agreement are for convenience only and are not intended to limit or define the scope or effect of any provision of this Agreement.

               17.13      Severability.  The invalidity,
illegality or unenforceability of any provision of this Agreement shall not affect the enforceability of any other provision of this Agreement, all of which shall remain in full force and effect.

               17.14      Time of the Essence.  Time is of the
essence of this Agreement and of the obligations required hereunder.

               17.15 Non-Waiver. No delay or failure by any party to exercise any right hereunder, and no partial or single exercise of any such right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein.

               17.16 Facsimile. The parties hereto and their respective successors and assigns are hereby authorized to rely upon the signatures of each person and entity on this Agreement which are delivered by facsimile as constituting a duly authorized, irrevocable, actual, current delivery of this Agreement with original ink signatures of each person and entity.

               17.17      Further Assurances.  Buyer and Seller
agree to execute all documents and instruments reasonably required in order to consummate the purchase and sale contemplated in this Agreement.

               17.18      Counterparts.  This Agreement may be
executed in any number of counterparts and each such counterpart shall be deemed to be an original, but all of which, when taken together, shall constitute one Agreement.

               17.19      Seller's Indemnities.  Seller's
indemnities set forth in Sections 6.7 and 6.10 hereof shall survive the Closing and the execution and delivery of the Deed.

               17.20      WAIVER OF JURY TRIAL.  EACH PARTY
HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION SEEKING SPECIFIC PERFORMANCE OF ANY PROVISION OF THIS AGREEMENT, FOR DAMAGES FOR ANY BREACH UNDER THIS AGREEMENT, OR OTHERWISE FOR ENFORCEMENT OF ANY RIGHT OR REMEDY HEREUNDER.

               17.21      ' 1031 Exchange.  Buyer agrees to
cooperate with Seller in completing an exchange qualifying for non-recognition under Internal Revenue Code Section 1031 and the applicable provisions of the California Revenue and Taxation Code, as may be amended from time to time. Seller and Buyer agree, however, that the consummation of the transactions contemplated by this Agreement are not predicated or conditioned upon completion of such an exchange. If Seller elects to complete and exchange, Buyer, shall execute all escrow instructions, documents, agreements, or instruments reasonably requested by the Seller to complete the exchange. Buyer shall incur no additional liabilities, expenses or costs as a result of or connected with the exchange. Seller agrees to indemnify, defend and hold Buyer harmless from any liability, damages or costs (including, but not limited to, reasonable attorneys' fees and costs) that may arise from Buyer's participation in the exchange.
               17.22      Arbitration.  Except as otherwise
provided in Section 14.1 above, any controversy or claim arising out of or relating to this Agreement or breach thereof shall be resolved by binding, non-appealable arbitration before a retired judge of the Superior Court of the State of California for the County of Los Angeles (the "Los Angeles Superior Court") in the following manner:

                    (a)   The arbitration shall begin by one
party serving a complaint and a demand for arbitration upon other parties. The party serving the demand shall include with the demand a list of five retired judges of Los Angeles Superior Court from the then available list of retired judges willing to act as private judges. The responding party shall then have ten days to select the arbitrator from the list of five. If the selected arbitrator is unavailable, the responding party may choose another name; with the process repeated until the list of five is exhausted. If none of the five judges is available, the responding party may select a judge from the list of available retired judges.

                    (b)   The arbitration shall take place in Los
Angeles, California at a time and place selected by the arbitrator.

                    (c) The parties to the arbitration may have all rights and powers afforded to a civil litigant in Los Angeles Superior Court, including the ability to conduct full discovery. The arbitrator shall be governed by the rules of civil procedure for actions filed in California Superior Courts as set forth in California Code of Civil Procedure ("CCP"). The arbitrator may deviate from the rules by stipulation of the parties.

                    (d)   The parties shall evenly divide the
cost of the arbitrator's fees. The arbitrator shall have the power, as part of any award, to include these fees as an element of recovery.

          Buyer and Seller have executed this Agreement as of the date written above.

                              "SELLER"

                              FLAGS INVESTMENT INC., a California
                              corporation

                              By:/s/ Hajime Matsunaga
                              Name: Hajime Matsunaga
                              Title: President


                              "BUYER"

                              ARDEN REALTY LIMITED PARTNERSHIP,
                              a Maryland limited partnership

                              By:  Arden Realty, Inc., a Maryland
                                   corporation, its general partner


                                   By:/s/ Victor J. Coleman
                                        Victor J. coleman
                                   Its: President and COO